Exhibit 10.a

POLARIS INDUSTRIES INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Amendment to the Deferred Compensation Plan for Directors

Pursuant to the document entitled “Polaris Industries Inc. Deferred Compensation Plan for Directors” (the “Plan”) and the authorization and direction of the Polaris Industries Inc. Board of Directors at its July 25, 2012 meeting, the Plan is hereby amended as follows:

1.	The second sentence of Section 1.1 of the Plan is hereby amended to read as follows:

“The Plan provides (i) until January 1, 2013 for the grant of awards in the form of Common Stock Equivalents to Directors and (ii) the opportunity for Directors to defer receipt of all or a part of their cash compensation and thereby be credited with additional Common Stock Equivalents.”

2.	Section 5.1 of the Plan is hereby amended by adding the following sentence to the end of Section 5.1:

“No Common Stock Equivalents shall be granted under this Section 5.1 for Quarterly Payment Dates occurring on or after January 1, 2013.”

3.	Section 7 of the Plan is hereby amended in its entirety to read as follows:

“SECTION 7. PLAN TERMINATION AND AMENDMENT

7.1 PLAN TERMINATION. The Board may, in its sole discretion, terminate this Plan at any time as provided in this Section 7.1, and will determine the effective date of such termination consistent with the requirements of Section 409A of the Code. However, a termination of the Plan will not be effective to cause a deferral election in place under the Plan for a Plan year to be modified or discontinued prior to the end of such Plan year, unless the Plan is terminated and liquidated. The Board may terminate and liquidate the Plan pursuant to Treasury Regulation § 1.409A-3(j)(4)(ix) and provide for the acceleration and liquidation of all benefits remaining due under the Plan. If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued as of the termination date established by the Board, and a complete distribution of each Director’s Deferred Stock Account will be made in a lump-sum in such form as is set forth in Section 5.7 at the time specified by the Board as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix). The Board may also terminate the Plan other than pursuant to Treasury Regulation § 1.409A-3(j)(4)(ix), in which case all deferrals and credits under the Plan will be discontinued as of the end of the then current Plan year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as provided in Section 5.7 if the termination had not occurred – that is, the termination will not result in any acceleration of any distribution under the Plan.

7.2 PLAN AMENDMENT. The Board may, in its sole discretion, amend the Plan, and will determine the effective date of any such amendment to the Plan consistent with the requirements of Section 409A of the Code. No amendment shall have the effect of reducing the balance or vested percentage of any Director’s Deferred Stock Account, unless the Board makes a good faith determination that either the amendment is required by law or the failure to adopt the amendment would have adverse tax consequences to the Director affected by such amendment.